Exhibit 10.1

FIRST UNITED CORPORATION

EXECUTIVE AND DIRECTOR

DEFERRED COMPENSATION PLAN

Amended and Restated
Effective as of November 19, 2008

FIRST UNITED CORPORATION
EXECUTIVE AND DIRECTOR
DEFERRED COMPENSATION PLAN

Amended and Restated

Effective as of November 19, 2008

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS

1.1	ACCOUNT	1
1.2	BENEFICIARY	1
1.3	BOARD	1
1.4	CHANGE OF CONTROL	1
1.5	CODE	1
1.6	COMPENSATION	2
1.7	COMPENSATION DEFERRAL ACCOUNT	2
1.8	COMPENSATION DEFERRALS	2
1.9	DESIGNATION DATE	2
1.10	DISABILITY	2
1.11	EFFECTIVE DATE	2
1.12	ELECTION FORM	2
1.13	ELIGIBLE INDIVIDUAL	2
1.14	EMPLOYER	2
1.15	EMPLOYER CONTRIBUTION CREDIT ACCOUNT	2
1.16	EMPLOYER CONTRIBUTION CREDITS	2
1.17	ENTRY DATE	3
1.18	PARTICIPANT	3
1.19	PLAN	3
1.20	PLAN YEAR	3
1.21	SECTION 409A	3
1.22	SEPARATION FROM SERVICE	3
1.23	SPECIFIED EMPLOYEE.	3
1.24	TRUST	3
1.25	TRUSTEE	3
1.26	VALUATION DATE	3

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1	REQUIREMENTS	3
2.2	RE-EMPLOYMENT, ETC	4
2.3	CHANGE OF EMPLOYMENT CATEGORY	4
2.4	TERMINATION OF PARTICIPATION	4

ARTICLE 3
CONTRIBUTIONS AND CREDITS

3.1	EMPLOYER CONTRIBUTION CREDITS	4
3.2	PARTICIPANT COMPENSATION DEFERRALS	5

ARTICLE 4
ALLOCATION OF FUNDS

4.1	ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS	6
4.2	ACCOUNTING FOR DISTRIBUTIONS	6
4.3	SEPARATE ACCOUNTS	7
4.4	INTERIM VALUATIONS	7
4.5	DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS	7
4.6	EXPENSES	8
4.7	TAXES	8

ARTICLE 5
ENTITLEMENT TO BENEFITS

5.1	UNFORESEEABLE EMERGENCY DISTRIBUTIONS	8
5.2	VESTING	9
5.3	RE-EMPLOYMENT OF RECIPIENT, ETC	9
5.4	PAYMENT UPON INCOME INCLUSION	9
5.5	PAYMENT OF EMPLOYMENT TAXES	9

ARTICLE 6
DISTRIBUTION OF BENEFITS

6.1	AMOUNT	10
6.2	METHOD OF PAYMENT	10
6.3	NO ACCELERATIONS	11
6.4	DEATH OR DISABILITY BENEFITS	11
6.5	CHANGE OF CONTROL	11

ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA

7.1	DESIGNATION OF BENEFICIARIES	12
7.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES	12

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ARTICLE 8
ADMINISTRATION

8.1	ADMINISTRATIVE AUTHORITY	13
8.2	UNIFORMITY OF DISCRETIONARY ACTS	14
8.3	LITIGATION	14
8.4	CLAIMS PROCEDURE	14

ARTICLE 9
AMENDMENT

9.1	RIGHT TO AMEND	17
9.2	AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN	17
9.3	CHANGES IN LAW AFFECTING TAXABILITY	18

ARTICLE 10
TERMINATION

10.1	EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN	18
10.2	AUTOMATIC TERMINATION OF PLAN	18
10.3	SUSPENSION OF DEFERRALS	18
10.4	ALLOCATION AND DISTRIBUTION	19
10.5	SUCCESSOR TO EMPLOYER	19
10.6	PROHIBITED ACCELERATION/DISTRIBUTION TIMING	19

ARTICLE 11
THE TRUST

11.1	ESTABLISHMENT OF TRUST	19

ARTICLE 12
MISCELLANEOUS

12.1	LIMITATIONS ON LIABILITY OF EMPLOYER	20
12.2	CONSTRUCTION	20
12.3	SPENDTHRIFT PROVISION	20
12.4	AGGREGATION OF EMPLOYERS	21

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FIRST UNITED CORPORATION
EXECUTIVE AND DIRECTOR
DEFERRED COMPENSATION PLAN

Amended and Restated
Effective as of January 1, 2005

RECITALS

This amended and restated First United Corporation Executive and Director Deferred Compensation Plan (the “Plan”) is adopted by First United Corporation (the “Employer”), effective as of November 19, 2008, for certain of its (or its participating subsidiary’s) executive employees and Directors. The Plan constitutes an amendment and restatement of the First United Corporation Deferred Compensation Plan and Trust, and supersedes any prior version of the Plan.

The purpose of the Plan is to offer participants an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide a deferred compensation vehicle to which the Employer may credit certain amounts on behalf of participants. The Plan is intended to be a “top-hat” plan under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is also intended to comply with the requirements of section 409A of the Code, as added by the American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued thereunder (“Section 409A”).

Accordingly, the following Plan is adopted.

ARTICLE 1
DEFINITIONS

1.1 ACCOUNT means the balance credited to a Participant’s or Beneficiary’s Plan account, including contribution credits and deemed income, gains and losses credited thereto. A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.

1.2 BENEFICIARY means any person or person so designated in accordance with the provisions of Article 7.

1.3 BOARD means the Board of Directors of the Employer.

1.4 CHANGE OF CONTROL means a change in the ownership of a corporation, a change in the effective control of a corporation, or a change in the ownership of a substantial portion of a corporation’s assets, as such terms are defined in Treasury Reg. §1.409A-3(i)(5).

1.5 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

1.6 COMPENSATION means (i) with respect to an Eligible Individual who is an employee of the Employer, compensation as defined in the First United Corporation 401(k) Profit Sharing Plan, and (ii) with respect to an Eligible Individual who is a Director of the Employer, the total current cash remuneration paid by the Employer to the Eligible Individual with respect to his or her service for the Employer.

1.7 COMPENSATION DEFERRAL ACCOUNT is defined in Section 3.2.

1.8 COMPENSATION DEFERRALS is defined in Section 3.2.

1.9 DESIGNATION DATE means the date or dates as of which a designation of deemed investment directions by an individual pursuant to Section 4.5, or any change in a prior designation of deemed investment directions by an individual pursuant to Section 4.5, shall become effective. The Designation Dates in any Plan Year shall be designated by the Employer.

1.10 DISABILITY means that a Participant has been determined to be totally disabled by the Social Security Administration

1.11 EFFECTIVE DATE means the effective date of this amendment and restatement of the Plan, which shall be November 19, 2008.

1.12 ELECTION FORM means the form or forms on which a Participant elects to defer Compensation hereunder and/or on which the Participant makes certain other designations as required thereon.

1.13 ELIGIBLE INDIVIDUAL means, for any Plan Year (or applicable portion thereof), a person who is determined by the Employer, or its designee, to be a member of a select group of management or highly compensated employees of the Employer or a member of the Board and who is designated by the Employer, or its designee, to be an Eligible Individual under the Plan. By each December 1 (or other date established by the Employer), the Employer, or its designee, shall notify those individuals, if any, who will be Eligible Individuals for the next Plan Year. If the Employer, or its designee, determines that an individual first becomes an Eligible Individual during a Plan Year, the Employer, or its designee, shall notify such individual of its determination and the individual shall first become an Eligible Individual as of the date of such notification.

1.14 EMPLOYER means First United Corporation and its successors and assigns unless otherwise herein provided, or any other corporation or business organization which, with the consent of First United Corporation, or its successors or assigns, assumes the Employer’s obligations hereunder, or any other corporation or business organization which agrees, with the consent of First United Corporation, to become a party to the Plan.

1.15 EMPLOYER CONTRIBUTION CREDIT ACCOUNT is defined Section 3.1.

1.16 EMPLOYER CONTRIBUTION CREDITS is defined in Section 3.1.

1.17 ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual first becomes an Eligible Individual.

1.18 PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee or former member of the Board who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.19 PLAN means this First United Corporation Executive and Director Deferred Compensation Plan, an amendment and restatement of the First United Corporation Deferred Compensation Plan and Trust, as amended from time to time.

1.20 PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect.

1.21 SECTION 409A means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.22 SEPARATION FROM SERVICE means separation from service within the meaning of Section 409A, including the termination of Board membership with respect to a Participant who is a Board member.

1.23 SPECIFIED EMPLOYEE. A Participant is a “Specified Employee” for the 12-month period beginning on any April 1 if the Participant is a key employee, as defined in Code Section 416(i) (without regard to paragraph (5) thereof and using the definition of compensation under Treasury Reg. §1.415(c)-2(d)(4)), at any time during the 12-month period ending on the preceding December 31.

1.24 TRUST means the Trust established pursuant to Article 11.

1.25 TRUSTEE means the trustee of the Trust established pursuant to Article 11.

1.26 VALUATION DATE means the last day of each Plan Year and any other date that the Employer, in its sole discretion, designates as a Valuation Date.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1 REQUIREMENTS. Every Eligible Individual on the Effective Date shall be eligible to become or continue as a Participant on the Effective Date. Every other Eligible Individual shall be eligible to become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Individual. No individual shall become a Participant, however, if he or she is not an Eligible Individual on the date his or her participation is to begin. Participation in the Participant Compensation Deferral feature of the Plan is voluntary. In order to participate in the Participant Compensation Deferral feature of the Plan, an otherwise Eligible Individual must make written application on an Election Form at such time and in such manner as may be required by Section 3.2 and by the Employer and must agree to make Compensation Deferrals as provided in Article 3.

Participation in the Employer Contribution Credit feature of the Plan is automatic for all Participants.

2.2 RE-EMPLOYMENT, ETC. Subject to Section 409A, if a Participant who experiences a Separation from Service is subsequently re-employed by or subsequently becomes a Director of the Employer, he or she shall become a Participant in accordance with the provisions of Section 2.1.

2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Individual, he or she shall not be eligible to make Compensation Deferrals or to be credited with Employer Contribution Credits (if any) hereunder.

2.4 TERMINATION OF PARTICIPATION. To the extent permitted under Section 409A, the Employer, in its sole discretion, may (a) permit a Participant during the 2005 calendar year to terminate participation in the Plan and receive a payment of his or her Account pursuant to Article 6, or (b) require a Participant to terminate participation in the Plan during the 2005 calendar year and receive payment of his or her Account pursuant to Article 6; provided that any amounts subject to termination are includible in the income of the Participant in the 2005 calendar year or, if later, the taxable year in which the amounts are earned and vested.

ARTICLE 3
CONTRIBUTIONS AND CREDITS

3.1 EMPLOYER CONTRIBUTION CREDITS. There shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant. Such Account shall be credited or debited, as applicable, with (a) amounts equal to the Employer’s Contribution Credits credited to that Account, if any; (b) any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets) allocated to that Account; and (c) expenses and/or taxes charged to that Account.

For purposes of this Section, the Employer’s Contribution Credits credited to a Participant’s Employer Contribution Credit Account for a particular Plan Year shall be an amount (if any) determined by the Employer, in its discretion.

The Participant’s Employer Contribution Credit Account shall be credited or debited, as applicable, as of each Valuation Date, with deemed earnings or losses, as applicable, and, at the Employer’s discretion, expenses. The amount of deemed earnings or losses and expenses shall be as determined by the Employer. The Employer shall have the discretion to allocate such deemed earnings or losses and expenses among Participants’ Employer Contribution Credit Accounts pursuant to such allocation rules as the Employer deems to be reasonable and administratively practicable.

A Participant shall be vested in amounts credited to his or her Employer Contribution Credit Account as provided in Section 5.2.

3.2 PARTICIPANT COMPENSATION DEFERRALS. In accordance with rules established by the Employer, a Participant may elect on an Election Form to defer Compensation which would otherwise be payable to the Participant, in any fixed periodic dollar amounts or percentages designated by the Participant. Amounts so deferred will be considered a Participant’s “Compensation Deferrals”. Except as otherwise provided below, a Participant shall make such an election with respect to a coming twelve (12) month Plan Year during the period beginning on the December 1 and ending on the December 31 of the prior Plan Year, or during such other period established by the Employer which ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Compensation to be deferred are to be performed.

Notwithstanding the preceding, in the case of the first Plan Year in which an Eligible Individual becomes eligible to become a Participant, if and to the extent permitted by the Employer, the Eligible Individual may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer Compensation for services to be performed after the election. Any such election to defer bonus shall apply only to the total amount of the bonus earned in such Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the election divided by 365 (or 366 in a leap year).

In addition, notwithstanding the preceding, to the extent permitted under Section 409A, the Employer may, in its sole discretion, permit a Participant to make an election to defer Compensation which relates all or in part to services performed prior to December 31, 2005 (including elections to defer (i) regular salary or retainer/meeting fee amounts for services to be performed in the 2005 calendar year, (ii) bonus payment amounts payable in 2005 in respect of services performed during the 2004 calendar year and/or (iii) bonus payment amounts payable in 2006 in respect of services performed during the 2005 calendar year) no later than the earlier of (a) March 15, 2005 or (b) the date such Compensation is otherwise payable to the Participant.

Compensation Deferrals shall be made through regular payroll or retainer/meeting fee deductions and/or through an election by the Participant to defer a bonus payment. The Participant may change and/or revoke his or her Compensation Deferral election only if and to the extent permitted by the Employer and in accordance with Section 409A, specifically relating to the change and/or revocation of deferral elections. To the extent permitted under Section 409A and by the Employer, a Participant may terminate participation in the Plan or cancel a deferral election under the Plan at any time during the 2005 calendar year.

Once made, a Compensation Deferral election shall continue in force only for the Plan Year to which the election relates. A Compensation Deferral election shall terminate during a Plan Year if a Participant receives an unforeseeable emergency distribution under Section 5.1 or if required for the Participant to receive a hardship distribution under a Code section 401(k) plan. If a Compensation Deferral election terminates, any subsequent Compensation Deferral election must comply with the first paragraph of this Section 3.2.

Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant. There shall be established and maintained by the Employer a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant’s Compensation Deferrals; (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets) attributable or allocable thereto; and (c) expenses and/or taxes charged to that Account.

A Participant shall at all times be one hundred percent (100%) vested in amounts credited to his or her Participant Compensation Deferral Account.

ARTICLE 4
ALLOCATION OF FUNDS

4.1 ALLOCATION OF DEEMED EARNINGS OR LOSSES ON ACCOUNTS. Subject to Section 4.5, each Participant shall have the right to direct the Employer as to how amounts in his or her Plan Account shall be deemed to be invested in the deemed investment options made available under the Plan. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Employer as to how amounts in his or her Account shall be deemed to be invested.

The Employer shall direct the Trustee to invest the account maintained in the Trust on behalf of the Participant pursuant to the deemed investment directions the Employer properly has received from the Participant. The value of the Participant’s Account shall be equal to the value of the account maintained under the Trust on behalf of the Participant. As of each valuation date of the Trust, the Participant’s Account will be credited or debited to reflect the Participant’s deemed investments of the Trust.

The Participant’s Plan Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest, as applicable, of the designated deemed investments, as follows. As of each Valuation Date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable (as determined by the Employer or the Trustee, as applicable), of each deemed investment option within the Account since the preceding Valuation Date shall be allocated among all Participants’ Accounts deemed to be invested in that investment option in accordance with the ratio which the portion of the Account of each Participant which is deemed to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts deemed to be invested within that investment option.

4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution hereunder, the distribution made hereunder to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account. Such amounts shall be charged on a pro rata basis against the investments of the Trust in which the Participant’s Account is deemed to be invested.

4.3 SEPARATE ACCOUNTS. A separate account under the Plan shall be established and maintained hereunder to reflect the Account for each Participant with sub-accounts to show separately the applicable deemed investments of the Account.

4.4 INTERIM VALUATIONS. If it is determined by the Employer that the value of a Participant’s Account as of any date on which distributions are to be made differs materially from the value of the Participant’s Account on the prior Valuation Date upon which the distribution is to be based, the Employer, in its discretion, shall have the right to designate any date in the interim as a Valuation Date for the purpose of revaluing the Participant’s Account so that the Account will, prior to the distribution, reflect its share of such material difference in value.

4.5 DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS. Subject to such limitations as may from time to time be required by law, imposed by the Employer or the Trustee or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, prior to and effective for each Designation Date, each Participant may communicate to the Employer a direction as to how his or her Plan Accounts should be deemed to be invested among such categories of deemed investments as may be made available by the Employer hereunder. Such direction shall designate the percentage (in any whole percent multiples) of the Participant’s Plan Account which is requested to be deemed to be invested in such categories of deemed investments.

An election concerning deemed investment choices shall continue indefinitely until changed by the Participant in a manner specified by the Employer. If the Employer receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Designation Date, unless the Employer provides for, and permits the application of, corrective action prior thereto.

If the Employer possesses (or is deemed to possess as provided above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a money market, fixed income, stable value or similar fund made available under the Plan as determined by the Employer in its discretion.

Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Employer and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account hereunder.

Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

4.6 EXPENSES. Expenses, including Trustee fees, allocable to the administration or operation of an Account maintained under the Plan shall be paid by the Employer unless, in the discretion of the Employer, the Employer elects to charge such expenses, or any portion thereof, against the appropriate Participant’s Account or Participants’ Accounts. If an expense, or any portion thereof, is charged against a Participant’s Account, at the discretion of the Employer, such expense, or portion thereof, either (i) will reduce the contribution to the Trust under Article 3 next due to be made by the Employer in respect of the Account, or (ii) will be paid from the Trust to the Employer out of assets of the Trust corresponding to the Participant’s Account hereunder.

4.7 TAXES. Any taxes generated by earnings in an Account, as determined by the Employer, shall be paid by the Employer unless, in the discretion of the Employer, the Employer elects to charge such taxes against the appropriate Participant’s Account or Participants’ Accounts. If a tax amount is charged against a Participant’s Account, at the discretion of the Employer, such expense either (i) will reduce the contribution to the Trust under Article 3 next due to be made by the Employer in respect of the Account, or (ii) will be paid from the Trust to the Employer out of assets of the Trust corresponding to the Participant’s Account.

ARTICLE 5
ENTITLEMENT TO BENEFITS

5.1 UNFORESEEABLE EMERGENCY DISTRIBUTIONS. In the event the Participant incurs an unforeseeable emergency, as hereinafter defined, the Participant may apply to the Employer for the distribution of all or any part of his or her vested Account. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution; provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. Upon a finding of unforeseeable emergency, the Employer shall make the appropriate distribution to the Participant from amounts held by the Employer in respect of the Participant’s vested Account in a lump sum payment within 30 days of the date of such finding. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested Account or the amount determined by the Employer to be necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by the cessation of Composition Deferrals under this Plan. A distribution under this Section 5.1 shall be permitted solely to the extent permitted under Section 409A.

“Unforeseeable emergency” means (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, beneficiary or dependent (as defined in Code section 152 without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer. A distribution may be made under this Section only with the consent of the Employer.

5.2 VESTING. A Participant shall at all times be 100% vested in amounts credited to his or her Participant Compensation Deferral Account. Amounts credited to a Participant’s Employer Contribution Credit Account also shall at all times be 100% vested unless the Employer specifies in writing before such Employer Contribution Credit is credited, in which case the applicable amounts credited to the Participant’s Employer Contribution Credit Account shall vest as provided by the Employer. Subject to Section 409A, such other vesting date or event may be based on the performance by the participant of a specified number of completed years of service with the Employer, may be based on the Participant’s performance of specified service goals with respect to the Employer, may be limited to only certain Separation from Service events (e.g., involuntary termination, those following a Change of Control of the Employer, etc.) or may be based on any other standard, at the Employer’s sole and absolute discretion.

If a Participant incurs a Separation from Service because of death or Disability, the Participant shall become 100% vested in his or her Employer Contribution Credit Account. If a Participant incurs a Separation from Service for any other reason, he or she shall become vested in his or her Employer Contribution Credit Account, if at all, under the vesting provisions determined by the Employer, as provided above.

In the event of a Change of Control of the Employer, a Participant shall become vested in his or her Employer Contribution Credit Account as provided in Section 6.4.

5.3 RE-EMPLOYMENT OF RECIPIENT, ETC. If a Participant who has experienced a Separation from Service and is receiving installment distributions pursuant to Section 6.2 is re-employed by the Employer (or becomes a member of the Board), the remaining distributions due to the Participant shall continue to be paid as if the Participant had not been re-employed.

5.4 PAYMENT UPON INCOME INCLUSION.  If any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to the time it would otherwise be taxable due to the failure of the Plan to satisfy Code section 409A, a Participant may apply to the Employer for a distribution of that portion of his benefit that has become taxable. Within 90 days after the Employer determines that a portion of the Participant’s benefit has become taxable, the Employer will make a lump sum payment to the Participant in an amount equal to the taxable portion of the benefit (which amount may not exceed the value of the Participant’s vested Account). Any distribution under this Section 5.4 will reduce the remaining benefits payable under the Plan.

5.5 PAYMENT OF EMPLOYMENT TAXES. A Participant’s Compensation Deferrals and the portion of any Employer Contribution Credits that becomes vested shall be treated as wages for FICA purposes. Except to the extent FICA taxes are paid under the next paragraph, the amount of FICA taxes due will be withheld ratably each payroll period from the compensation otherwise payable to the Participant. If necessary, the Employer may reduce Compensation Deferrals so that required FICA and income tax withholding, and contributions to other employee benefit plans, can be made.

If any portion of a Participant’s benefit attributable to Employer Contribution Credits becomes subject to FICA tax before it is paid to the Participant, then the Employer may direct that future benefit payments attributable to Employer Contribution Credits be accelerated so as to pay the Participant’s share of FICA tax. Payments may also be accelerated so as to pay any income tax withholding obligation that arises due to acceleration for FICA purposes. Any distribution under this Section 5.5 will reduce the remaining benefits payable under the Plan.

ARTICLE 6
DISTRIBUTION OF BENEFITS

6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, on or about the date the Participant incurs a Separation from Service (or earlier as provided in Article 5 or this Article 6), a distribution (or commencement of distributions) in an aggregate amount equal to the Participant’s vested Account. Any payment due hereunder from the Trust which is not paid by the Trust for any reason will be paid by the Employer from its general assets.

6.2 METHOD OF PAYMENT.

(a) Medium of Payments. Payments under the Plan shall be made in cash or in-kind, as elected by the Participant, as permitted by the Employer and the Trustee in their sole and absolute discretion and subject to applicable restrictions on transfer as may be applicable legally or contractually.

(b) Timing and Manner of Payment. In the case of distributions to a Participant or his or her Beneficiary by virtue of a Separation from Service, the Participant, in connection with his or her commencement of participation in the Plan, may elect, subject to Section 6.3, to have an aggregate amount equal to the Participant’s vested Account paid by the Trust or the Employer, as provided in Section 6.1, either in a lump sum or in up to ten (10) substantially equal annual installments (adjusted for gains and losses), as selected by the Participant.

If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, such payment will be in a lump sum.

Unless an election is changed by the Participant as provided below, a Participant’s Plan benefits shall be paid (or shall commence, in the case of installment payments) as soon as administratively practicable following the Participant’s Separation from Service (but in no event later than 90 days following such Separation from Service); provided, however, that any Participant who is a Specified Employee and who incurs a Separation from Service with the Employer when any stock of the Employer is publicly traded on an established securities market or otherwise shall not be entitled to receive any portion of his or her vested Account under this Section prior to the date which is six (6) months after the date of his or her Separation from Service (or, if earlier, his or her death). The lump sum payment will accrue interest for the six-month delay at a rate equal to the current interest rate payable on a First United Bank & Trust money market account. No interest will be paid for the period between the end of the six-month period and the actual date of payment.

Subject to Section 6.3, the Participant may change his or her above-described election by submitting a new Election Form to the Employer, provided that any such Election Form is submitted at least twelve (12) months prior to the Participant’s Separation from Service and, if required by Section 409A, provides for a distribution (or commencement of distributions) date which is at least five (5) full calendar years from the Participant’s previously scheduled distribution date.

If the whole or any part of a payment hereunder is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Sections 4.1 and 4.5 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Trustee, in its discretion) shall be reflected in the installment payments, in such equitable manner as the Trustee shall determine.

Notwithstanding the foregoing, pursuant to Section 409A, if a Participant terminates participation in the Plan during the 2005 calendar year pursuant to Section 2.4, the Employer, in its sole discretion, may permit payment of the Participant’s vested Account to the Participant during the 2005 calendar year, or if later, the taxable year in which the amount is earned and vested.

6.3 NO ACCELERATIONS. Notwithstanding anything in the Plan to the contrary, no change submitted on a Election Form shall be accepted by the Employer if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Section 409A), and the Employer shall deny any change made to an election if the Employer determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

6.4 DEATH OR DISABILITY BENEFITS. If a Participant dies or experiences a Disability before incurring a Separation from Service and before payment or the commencement of payments to the Participant hereunder, the entire value of the Participant’s Account shall become fully vested and shall be paid to the Participant (or to the person or persons designated in accordance with Section 7.1, in the case of death) as soon as practicable following death or Disability (but in no event later than 90 days following such death or Disability) in the manner provided in Section 6.2.

Upon the death of a Participant after payments hereunder have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid to the person or persons designated in accordance with Section 7.1, in the manner in which such benefits were payable to the Participant.

6.5 CHANGE OF CONTROL. A Participant shall become fully vested in his or her Account immediately prior to a Change of Control of the Employer. As soon as administratively feasible following a Change of Control of the Employer, each Participant shall be paid the entire balance of his or her Account in a single lump sum payment.

ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA

7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.

In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stripes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.

If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.

7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Employer notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Employer within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Employer, the Employer may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Employer determines. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 8
ADMINISTRATION

8.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Employer, acting through its Board or the designee or designees thereof, shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a) Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.

(b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.

(c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.

(d) Make determinations with respect to the eligibility of any Eligible Individual as a Participant and make determinations concerning the crediting of Plan Accounts.

(e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such notified person shall have been notified of the revocation of such authority.

8.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Employer are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

8.3 LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

8.4 CLAIMS PROCEDURE. This Section 8.4 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. §2560.503-1. If any provision of this Section conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Section, references to disability benefit claims are intended to describe claims made by Participants for benefits payable on account of Separation from Service due to Disability.

(a) Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any Plan benefit (a “Claimant”) under this Plan may file a claim with the Employer or the Trustee. The Employer or the Trustee will review the claim itself or appoint another individual or entity to review the claim.

(i) Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Employer or the Trustee or appointee of the Employer or the Trustee before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii) Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Employer or the Trustee of a Participant’s disability status, the Employer or the Trustee will notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Employer or the Trustee needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Employer or the Trustee receives the claim, of those circumstances and of when the Employer or the Trustee expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Employer or the Trustee notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

(iii) Manner and Content of Denial of Initial Claims. If the Employer or the Trustee denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A) The specific reasons for the denial;

(B) A reference to the Plan provision or insurance contract provision upon which the denial is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F) A statement of the Claimant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.

In addition, in the case of a denial of disability benefits on the basis of the Employer or the Trustee’s independent determination of the Participant’s disability status, the Employer or the Trustee will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

(b) Review Procedures.

(i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s disability status, a request for review of a denied claim must be made in writing to the Employer or the Trustee within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Employer or the Trustee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Employer or the Trustee. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for disability benefits requires an independent determination by the Employer or the Trustee of the Participant’s disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(A) The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B) The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C) The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D) The decision on review will be made within forty-five (45) days after the Employer or the Trustee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Employer or the Trustee will give the Claimant, in writing or by electronic notification, a notice containing:

(A) its decision;

(B) the specific reasons for the decision;

(C) the relevant Plan provisions or insurance contract provisions on which its decision is based;

(D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(E) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section 8.4 is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 9
AMENDMENT

9.1 RIGHT TO AMEND. Subject to Section 409A, the Employer, by written instrument executed by a duly authorized representative of the Employer, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

9.2 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer at any time, retroactively if required in the opinion of the Employer, in order to ensure that the Plan is characterized as “top-hat” plan as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), to conform the Plan to Section 409A and to conform the Plan to the requirements of any other applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary hereunder.

9.3 CHANGES IN LAW AFFECTING TAXABILITY. This Section shall become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause the Participant to include in her federal gross income amounts accrued by the Participant under the Plan on a date (an “Early Taxation Event”) prior to the date on which such amounts are made available to her hereunder; provided, however, that no portion of this Section shall become operative to the extent that portion would result in a violation of Section 409A (e.g., by causing an impermissible distribution under Section 409A).

(a) Affected Right or Feature Nullified. Notwithstanding any other Section of this Plan to the contrary (but subject to subsection (b), below), as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the Participant from being required to include in her federal gross income amounts accrued by the Participant under the Plan prior to the date on which such amounts are made available to her hereunder. If only a portion of the Participant’s Benefits are impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the Benefits not so affected being subject to such rights and features as if the law were not changed.

(b) Tax Distribution. If an Early Taxation Event is earlier than the date on which the statute, regulation or pronouncement giving rise to the Early Taxation Event is enacted or promulgated, as applicable (i.e., if the change in the law is retroactive), there shall be distributed to each Participant, as soon as practicable following such date of enactment or promulgation, the amounts that became taxable on the Early Taxation Event.

ARTICLE 10
TERMINATION

10.1 EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN. Subject to Section 409A, the Employer reserves the right to terminate the Plan and/or its obligation to make further credits to Plan Accounts. The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time.

10.2 AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.

10.3 SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than Compensation Deferrals and Employer Contribution Credits, during the period of the suspension, in which event payments hereunder will continue to be made during the period of the suspension in accordance with Articles 5 and 6.

10.4 ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, no persons who were not theretofore Participants shall be eligible to become Participants and the payment of Plan Accounts shall be made only after Plan benefits otherwise become due hereunder. Notwithstanding the preceding section, payment of benefits may be made on account of termination if the Plan is terminated and liquidated in accordance with Treasury Reg. §1.409A-3(j)(4)(ix).

10.5 SUCCESSOR TO EMPLOYER. Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of Section 10.4 shall become operative.

10.6 PROHIBITED ACCELERATION/DISTRIBUTION TIMING. This Section shall take precedence over any other provision of the Plan or this Article 10 to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state and local income taxes and payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

ARTICLE 11
THE TRUST

11.1 ESTABLISHMENT OF TRUST. The Employer may, but need not, establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee. The Trust is intended to be treated as a “grantor” trust under the Code and the establishment of the Trust is not intended to cause the Participant to realize current income on amounts contributed thereto, nor to cause the Plan to be “funded” within the meaning of ERISA, and the Trust shall be so interpreted.

ARTICLE 12
MISCELLANEOUS

12.1 LIMITATIONS ON LIABILITY OF EMPLOYER. Neither the establishment of the Plan nor any modification thereof, nor the creation of any account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employer thereof except as provided by law or by any Plan provision. The Employer does not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Employer, or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.

12.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Maryland shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as a top-hat plan (as aforesaid), and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which right is greater than the rights of a general unsecured creditor of the Employer.

12.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, subject to Section 409A, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.

In the event that any Participant’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer or Trustee may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer or Trustee prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.

12.4 AGGREGATION OF EMPLOYERS. To the extent required under Section 409A, if the Employer is a member of a controlled group of corporations or a group of trades or businesses under common control (as described in Code sections 414(b) or (c)), all members of the group shall be treated as a single Employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require.

IN WITNESS WHEREOF, the Employer has caused this amended and restated Plan to be executed and its seal to be affixed hereto, effective as of the 19th day of November, 2008.

ATTEST/WITNESS:	FIRST UNITED CORPORATION

	By:	/s/ William B. Grant	(SEAL)
/s/	Print Name:	William B. Grant